Exhibit 10.3

TRANSITION SERVICES AND GENERAL RELEASE AGREEMENT

1.Parties. This Transition Services and General Release Agreement (this “Agreement”) is between Simon Nankervis (“you”) (for yourself, your spouse, family, heirs, beneficiaries, agents and attorneys), and Designer Brands Inc., its subsidiaries, predecessors, successors, affiliates, compensation or benefit plans, and each of its and their directors, officers, fiduciaries, insurers, managers, employees, and agents (jointly, “the Company”).
2.Termination of Prior Agreement. The parties acknowledge and agree that the Standard Executive Severance Agreement between the parties, dated January 4, 2016, is terminated as of the Effective Date (defined below) of this Agreement and thereafter shall be of no further force or effect.
3.Separation From Employment and Transition Services. Your employment with the Company is ending on September 4, 2020 (your “Separation Date”). Commencing on the Effective Date of this Agreement and continuing for a period ending upon the earlier of (i) the cessation of your employment with a related entity of the Company (the “Related Entity”), or (ii) twelve (12) months thereafter, you agree to perform certain transition services for the Company and to assist as a transitional advisor (the “Transition Services”), reporting to the Company’s Chief Executive Officer or his designee, advising the Company on such matters as may be reasonably requested by the Chief Executive Officer or his designee from time to time.
4.Monies Owed To You. On or before the Company’s first payroll date that occurs on or after your Separation Date, you will receive all pay owed to you through your Separation Date plus any accrued unused PTO.
5.Consideration. In exchange for your signing and not revoking this Agreement and as compensation for the Transition Services described herein, the Company agrees to pay you the amount of Two Hundred Thousand Dollars ($200,000.00). You will receive this payment in equal installments in accordance with the Company’s regular payroll practices over a period of twelve (12) months following the Separation Date, commencing with the first paycheck in October 2020 (provided this Agreement has become effective on or prior to such date). In the event your employment with the Related Entity ends prior to the date that is twelve (12) months following the Separation Date, you agree that the Company’s payment obligations hereunder will immediately cease and the Company shall be obligated to compensate you only for the Transition Services performed through your termination date with the Related Entity.
In exchange for your signing and not revoking this Agreement, and subject to the terms of the Designer Brands Inc. 2005 Equity Incentive Plan, the Designer Brands Inc. 2014 Equity Incentive Plan, any shareholder approved Company equity plan, and any applicable agreement, you shall have the following rights:

[a] For these purposes, “Award” means any award granted under the Designer Brands Inc. 2005 Equity Incentive Plan, the Designer Brands Inc. 2014 Equity Incentive Plan, any shareholder approved Company equity plan, and any other agreement, as such term is defined in the applicable plan.

[b]    With respect to nonqualified stock options, you will have ninety (90) days from the Separation Date, or the grant expiration date set forth in the applicable stock option agreement between you and the Company, whichever period is shorter, to exercise any portion of any outstanding nonqualified stock options that are vested and exercisable on the Separation Date, subject to the trading rules set forth in the Company’s policies and procedures, including the Designer Brands Inc. Insider Trading policy.

[c]    With respect to Awards that would vest solely upon the passage of time and such vesting date would occur within the twelve (12) month period following the Separation Date, such Award shall vest and, if applicable, be awarded to you as of your Separation Date.

[d]    With respect to Awards that would vest upon the satisfaction of a specified requirement, or upon satisfaction of the passage of time and satisfaction of a specified requirement; in the event that all such requirements are satisfied prior to the expiration of the twelve (12) month period following the Separation Date, such Award shall vest and be awarded to you upon the satisfaction of all applicable requirements.

Your Company-sponsored health and dental coverage will continue through the month in which your employment ends, and will end at that time. If you need or choose to continue your health and dental coverage after this date, you may do so for a limited time through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive under separate cover written notification of the rights you may have to receive continued group health benefits pursuant to COBRA. If you elect to continue health coverage under COBRA, the Company will reimburse you for the same portion of the monthly premiums it pays for active employees until the earlier of (i) the date you become eligible for group health coverage through another company and (ii) the date you are no longer eligible for COBRA, including because you have ceased to pay the applicable premiums. You agree to immediately notify the Company of any subsequent employment or consulting work during the COBRA subsidy period and any event resulting in your no longer being eligible for COBRA.

You understand, acknowledge, and agree that these benefits exceed what you are otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the General Release contained herein. You further acknowledge that you are not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than you.

6.General Release. In exchange for the money and benefits described above, you waive and release any and all known or unknown rights and claims you have or may have against the Company as of the day you sign this Agreement. This General Release covers all claims arising out of or relating to your employment with the Company, including your separation from employment. The claims you are releasing include but are not limited to all claims that the Company:
•has discriminated against you or otherwise has violated the following: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Sarbanes-Oxley Act, the National Labor Relations Act, the Uniform Services Employment and Re-Employment Rights Act (“USERRA”) and all other federal, state, and local statutes, regulations, executive orders or ordinances (including but not limited to claims based on age, sex, race, religion, national origin, weight, marital status, sexual orientation, ancestry, harassment, parental status, disability, gender identity, genetic information, retaliation, or military or veteran status);
•has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, any promise made to you, or any express or implied contract;
•has violated public policy or common law, including claims for personal injury, breach of fiduciary duty, invasion of privacy, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, intentional interference with contract, promissory estoppel, detrimental reliance, or loss of consortium;
•is in any way obligated for any reason to pay you wages, compensation, benefits, bonuses, vacation, paid time off; damages, expenses, litigation costs (including attorneys’ fees), back pay, or front pay; disability, medical or other benefits; compensatory or punitive damages; or interest; and
•participation in any class or collective action.
This is a GENERAL RELEASE and any reference to specific claims arising out of your employment or its termination is not intended to limit this General Release of claims. You acknowledge and understand that you may later discover facts in addition to or different from those you currently know or believe to be true regarding rights or claims covered by this General Release. In signing this Agreement, you nonetheless intend to give up all rights and claims covered by the General Release, whether known or unknown, suspected or unsuspected.
7.Release Exclusions. Excluded from the General Release above are rights and claims which cannot be waived by law, including claims for workers’ compensation, unemployment compensation, accrued and vested retirement benefits, and claims arising after the date on which you sign this Agreement. Neither the General Release Section above nor anything else in this Agreement limit your rights to file a charge with the U.S. Equal Employment

Opportunity Commission, or a similar state or local fair employment practices agency), provide information to such an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, you explicitly waive any right to file a personal lawsuit or receive monetary damages that the agency may recover against the Company resulting from such charge, without regard as to who brought any said complaint or charge. You further agree that to the extent any relief, including monetary relief, is awarded against the Company in your favor in any such proceeding, all amounts paid as consideration under Section 5 of this Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.
8.Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to sue the Company in any forum for any reason covered by that General Release. Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company to enforce this Agreement or to challenge its validity under the ADEA or OWBPA (federal age discrimination laws). If you sue the Company in violation of this Agreement, you: (i) shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit; or alternatively (ii) the Company can require you to return all but $1,000.00 of the money and benefits paid to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.
9.Cooperation. You agree to make yourself available to and to cooperate with the Company in any routine administrative matters in connection with your prior responsibilities, with internal investigations, or with administrative, regulatory, or judicial proceedings. You understand and agree that your cooperation includes, but is not limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into your possession. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information, as defined herein, within your knowledge and possession upon request of the Company. You understand that in the event the Company asks for your cooperation in accordance with this provision, the Company will reimburse you for reasonable time and expenses upon your submission of appropriate documentation. Nothing in this Section interferes with your claims or rights in this Agreement’s Release Exclusions Section above.
Unless compelled to do so by lawfully-served subpoena or court order, you agree not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which you have knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 14) as a result of employment with the Company except in cooperation with the Company. You also agree to notify the General Counsel of the Company immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this Section.

You agree not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which you have knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 14) as a result of employment with the Company. You also agree to notify the General Counsel of the Company immediately after being contacted by any member of the media with respect to any matter affected by this Section.
Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required or protected by law; or (ii) initiating communications directly with, cooperating with, providing information to, testifying, participating in, responding to any inquiry from, or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, including but not limited to the Securities and Exchange Commission (SEC), any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers, relating to a possible violation of any applicable law, rule or regulation. Further, nothing in this Agreement requires you to notify the Company of any activity protected by this paragraph, and nothing in this Agreement is intended to or shall prevent, impede or interfere with your non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
10.Solicitation of Employees. You agree that during employment, and for two years after terminating employment with the Company, you will (1) not, directly or indirectly, recruit, solicit or otherwise induce or influence any employee of the Company to leave employment with the Company, (2) not, directly or indirectly, employ or seek to employ, regardless of whether on behalf of yourself or any third parties, any employee of the Company, and (3) not cause or induce any of the Company’s competitors to solicit or employ any employee of the Company.
11.Solicitation of Third Parties. You agree that during employment, and for one year after terminating employment with the Company, not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Company to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Company’s business interests.
12.Non-Competition. You agree that for one year after terminating employment with the Company, not, directly or indirectly, to accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which you were compensated by the Company (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with the Company’s business, which is understood by the parties to be the sale of significant branded footwear regardless of whether it is offered at full-price, at discount or off-price, and regardless of the channel of distribution (such as department stores, specialty retail stores, for sale at “first-cost” or wholesale rates and/or for sale online), and the manufacture and design of footwear.

Illustrations of businesses that compete with the Company’s business include, but are not limited to, Amazon (footwear and accessories); Caleres Inc.; Champs Sports; Deckers Outdoor; Dick’s Sporting Goods; Famous Footwear; Finish Line; Foot Locker; Genesco; Kohl’s (footwear); Macy’s; Marc Fisher Footwear; Nordstrom and Nordstrom Rack (Non-apparel); Off Broadway Shoes; Shoe Carnival; Sketchers USA; Steve Madden; Stuart Weitzman; Walmart; Wolverine World Wide; and Zappos. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Company’s business.
13.Non-Disparagement. You agree that you will not – directly or indirectly, individually or in concert with others – take any actions or make any communications calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting negatively upon the Company. Nothing in this Section 13 or anything else in this Agreement prevents you from providing truthful, accurate information to someone outside the Company if specifically required by law. Nothing in this Section interferes with your claims or rights in this Agreement’s Release Exclusions Section above.
14.Confidential Employer Information. You agree not to disclose to any third party or otherwise use any Confidential Information of the Company, except as required by law. Confidential Information includes but is not limited to trade secrets plus any non-public information to which you had access during your employment with the Company related to the Company’s business, patents, customers, computer programs, finances, financing, marketing, operations, pricing, pay and performance of employees besides yourself, research, and strategies. You acknowledge that this Confidential Information is Company property. Nothing in this Section interferes with your claims or rights in this Agreement’s Release Exclusions Section above.
15.Confidentiality. You further agree that you will keep all terms of this Agreement confidential, including but not limited to the fact and amount of the money and benefits in Section 5 above, except that you may make necessary disclosures to your immediate family, attorney, tax advisor, or as may be required by law. The consideration referenced in Section 5 above is conditioned on your keeping the confidentiality promise contained in this Section 15.
16.Intellectual Property. You expressly acknowledge that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored, or reduced to practice during your employment, whether individually or jointly with the Company (the “Intellectual Property”) shall be owned solely by the Company, and shall be subject to the restrictions set forth in Section 14 above. All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a “work made for hire” under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in the Company. All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by you, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a “work made for hire"”) or otherwise, shall be assigned and is hereby irrevocably assigned to the

Company by you. You shall, without any additional consideration, execute all documents and take all other actions needed to convey your complete ownership interest in any Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. You agree that the Company may alter or modify the Intellectual Property at its sole discretion, and you waive all right to claim or disclaim authorship.
17.Defend Trade Secrets Act. You have been advised that pursuant to the Defend Trade Secrets Act, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, you understand that in the event that disclosure of the Company’s trade secrets was not done in good faith pursuant to the above, you will be subject to substantial damages, including punitive damages and attorney’s fees.
18.Consequences of Breach. You acknowledge the Company’s right to enforce the above Sections 10-11 (Non-Solicitation), 12 (Non-Competition), 13 (Non-Disparagement), 14 (Confidential Employer Information), and 15 (Confidentiality) in any court of competent jurisdiction. You further agree that if you breach any of these provisions, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing the provision breached.
19.Returning Company Property/Information. As of the day you sign this Agreement, you have returned to the Company all Company property, including but not limited to credit cards, cell phone, keys, and laptop computer, plus any Confidential Information as defined in Section 14 above. You have not kept, transferred, or used and will not keep, transfer, or use any copies or excerpts of the above items.
20.IRC Section 409A Compliance.  The parties will administer this Agreement in a good faith attempt to avoid imposition on you of penalties under Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder (“Section 409A”). This Agreement is intended to comply with Section 409A (including the six-month delay, if applicable), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A, in no event shall you, directly or indirectly, designate the calendar year of a payment. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.
21.Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.

22.Knowing and Voluntary Agreement. You acknowledge that:
•the money and benefits described in Section 5 exceed any wages, compensation, vacation pay, benefits, or anything else owed to you by the Company;
•you have by this Agreement been advised in writing to consult with an attorney of your choice before signing this Agreement;
•you have been given up to twenty-one (21) days to consider this Agreement before signing it;
•you may sign the Agreement in less than twenty-one (21) days if you choose to do so;
•you have seven (7) days to revoke this Agreement after signing it. Any revocation must be in writing, addressed to and received within the 7-day period by Jared Poff, Executive Vice President, Chief Financial Officer at 810 DSW Drive, Columbus, Ohio, 43219;
•you understand this Agreement; it is written in plain language; and you have obtained answers to any questions which you have raised about the Agreement;
•no statements or actions by the Company have coerced or unduly influenced you to sign this Agreement;
•you understand this Agreement includes a General Release of all known and unknown claims; and
•you agree the Employer’s policy and practice is to comply with all laws and regulations, including its own policies, and to encourage everyone to report to it any known or suspected violations by anyone.  You agree nothing has interfered with your ability to do so.
23.Effective Date. In order for this Agreement to be effective, you must sign it on or after your last day of work. If you do so, the Agreement shall become effective on the 8th day after you sign and do not revoke it.
24.Non-Admissions. The fact of and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law or otherwise.
25.Severability. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.
26.Complete Agreement. This is the entire Agreement between you and the Company regarding your employment with the Company, including your separation from employment. Accordingly, this Agreement resolves all matters, claims and disputes between you and the Company.

27.Other Representations. You agree:
You have received all pay/compensation/benefits/leave/time off you are due to date, including for overtime or vacation;
You have not suffered any onthe-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;
You do not have any pending lawsuits against the Company;
You are hereby advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below; and
You are signing this Agreement knowingly and voluntarily.
28.Governing Law. This Agreement shall be governed by and interpreted under Ohio law, except as to matters governed by federal law.
[Signature page follows]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by its duly authorized signatory as of the day and year first written below.

Simon Nankervis	Designer Brands Inc.
/s/ Simon Nankervis	/s/ Roger Rawlins By: Roger Rawlins
Title: Chief Executive Officer
DATE: 09/11/2020	DATE: 09/11/2020

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